                             SECURFONE AMERICA, INC.
                        (A Development Stage Corporation)
                              FINANCIAL STATEMENTS
                                 March 31, 1997

                             SECURFONE AMERICA, INC.
                                TABLE OF CONTENTS



INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS

     Balance Sheet                                                            2

     Statement of Operations                                                  3

     Statement of Stockholders' Equity                                        4

     Statement of Cash Flows                                                  5

     Notes to Financial Statements                                            6

                                    [LETTERHEAD]

                              INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
Securfone America, Inc.

We have audited the accompanying balance sheet of Securfone America, Inc. (the "Company") as of March 31, 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for the four months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Securfone America, Inc. as of March 31, 1997 and the results of operations and cash flows for the four months then ended in conformity with generally accepted accounting principles.



/s/ CONTE CO., CPA, INC.
-------------------------------
CONTE CO., CPA, INC.

June 16, 1997

                            SECURFONE AMERICA, INC.
                          (A Development Stage Company)
                                 BALANCE SHEET


                                                       March 31,
                                                         1997
                                                     ------------
                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents                          $   128,448
  Note receivable                                        150,000
  Royalties receivable                                   750,000
  Inventory                                               50,000
  Prepaid expenses                                        37,000
                                                      ----------
    TOTAL CURRENT ASSETS                               1,115,448

FIXED ASSETS
  Property and equipment, net of
    accumulated depreciation                             238,493
                                                      ----------
OTHER ASSETS
  Intangible assets, net of
    accumulated amortization                             526,423
  Deposits                                                50,775
                                                      ----------
    TOTAL OTHER ASSETS                                   577,198

    TOTAL ASSETS                                      $1,931,139
                                                      ----------
                                                      ----------

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of obligations under
    capital leases                                     $  47,449
  Accounts payable                                       189,342
  Accrued payroll                                         16,458
                                                      ----------
    TOTAL CURRENT LIABILITIES                            253,249
                                                      ----------
  Obligations under capital leases                       112,200
  Deferred royalty revenue                               750,000
                                                      ----------
    TOTAL LIABILITIES                                  1,115,449
                                                      ----------
STOCKHOLDERS' EQUITY
  Common stock                                            41,200
  Paid-in capital                                      1,054,600
  Deficit accumulated during the development stage      (280,110)
                                                      ----------
    TOTAL STOCKHOLDERS' EQUITY                           815,690
                                                      ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $  1,931,139
                                                      ----------
                                                      ----------


    See accompanying notes and independent accountants report.

                           SECURFONE AMERICA, INC.
                         (A Development Stage Company)
                            STATEMENT OF OPERATIONS


                                                      For the four
                                                      months ended
                                                        March 31,
                                                          1997
                                                     -------------

REVENUES                                                $  2,661

COST OF GOODS SOLD                                           450
                                                        --------
GROSS PROFIT                                               2,211

SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES                                               233,340

LOSS ON ABANDONMENT-SFNY                                  48,980
                                                        --------
NET LOSS FROM OPERATIONS                               $(280,110)
                                                        --------
                                                        --------
NET LOSS PER SHARE                                      $  (0.07)
                                                        --------
                                                        --------



    See accompanying notes and independent accountants report.

                           SECURFONE AMERICA, INC.
                         (A Development Stage Company)
                      STATEMENT OF STOCKHOLDER'S EQUITY
                    For the Four Months Ended March 31, 1997

                                                              Deficit
                                             Capital in     Accumulated
                                  Common     Excess of       During the
                                  Stock      Par Value     Development Stage
                                -----------  ----------    -----------------
Initial Issuance of Common
  Stock, May 20, 1996            $    30     $  975,770        $    -

Stock Split 1,333.33 to 1         39,970        (39,970)

Sale of Stock                      1,200        118,800             -

Net Loss                             -              -           (280,110)
                                 -------     ----------        ----------
Balance March 31, 1997           $41,200     $1,054,600        $(280,110)
                                 -------     ----------        ----------
                                 -------     ----------        ----------


    See accompanying notes and independent accountants report.

                             SECURFONE AMERICA, INC.
                          (A Development Stage Company)
                              STATEMENT OF CASH FLOWS



                                                          For the Four
                                                          Months Ended
                                                            March 31,
                                                               1997
                                                         ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                                  $  (280,110)
                                                            -----------
  Adjustments to reconcile net loss to net
    cash used by operating activities:
      Depreciation and amortization                              35,809
      Increase in notes receivable                             (150,000)
      Increase in royalties receivable                         (750,000)
      Increase in inventory                                     (50,000)
      Increase in prepaid expenses                              (37,000)
      Increase in intangibles and other assets                 (604,426)
      Increase in accounts payable and
        accrued expenses                                        205,800
      Increase in deferred royalty revenue                      750,000
                                                            -----------
    Total adjustments                                          (599,817)
                                                            -----------
    NET CASH USED BY OPERATING ACTIVITIES                      (879,927)
                                                            -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                          (247,074)
                                                            -----------
    NET CASH USED BY INVESTING ACTIVITIES                     (247,074)
                                                            -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Contribution to capital                                     1,095,800
  Proceeds from capital lease                                   159,650
                                                            -----------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                 1,255,450
                                                            -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                       128,448

BEGINNING BALANCE-CASH AND CASH EQUIVALENTS                       -
                                                            -----------

ENDING BALANCE-CASH AND CASH EQUIVALENTS                    $   128,448
                                                            -----------
                                                            -----------


     See accompanying notes and independent accountants' report.

                             SECURFONE AMERICA, INC.
                       (A Development Stage Corporation)
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed by Securfone America, Inc. ("the Company") are set forth below.

NATURE OF OPERATIONS
SecurFone America, Inc., a wholly owned subsidiary of Montpilier Holdings, Inc., is principally engaged in the sale and licensing of prepaid cellular phone services. The Company has been in its development stage since its formation on May 20, 1996. The Company provides these services in some markets, and in other markets, licenses the Company's resources to unrelated parties. When a license is sold, the Company agrees to provide certain services to the licensor. Generally, these services include providing an understanding of the market and assistance in promotion and advertising.

The cellular services the Company offers which provide them a competitive advantage include prepaid cellular calling cards, subscriber recharges on prepaid calling cards via an automated intelligent voice response unit, unrestricted international calling capabilities, multi-lingual capabilities, a uniform, flat rate for long distance service from anywhere in the United States, capability to provides services from any cellular phone, regardless of model, and voice mail service from both cellular and landline sources.

In addition to cellular services, the company is also aggressively pursuing regional and national distribution of landline prepaid calling cards.

The Company has also developed software which virtually eliminates cellular fraud, and is assessing the feasibility of licensing this technology to other cellular providers and carriers.

CASH AND CASH EQUIVALENTS
For the purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash accounts in one commercial bank. Accounts are guaranteed by the Federal Deposit Insurance Company (FDIC) up to $100,000.

                             SECURFONE AMERICA, INC.
                        (A Development Stage Corporation)
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1997

INVENTORY
Inventories are valued on the first in, first out (FIFO) method, at cost. Inventories at March 31, 1997 consist of prepaid calling cards.

PROPERTY AND EQUIPMENT
The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is calculated using accelerated depreciation for both financial reporting and income tax purposes.

FINANCIAL INSTRUMENTS
As collateral for performance and advances on long-term contracts, the Company may obtain letters of credit up to $1,000,000 from a major bank. The letter of credit agreement is secured by assets of a major shareholder of the parent company and by the assets of an unrelated third party. As of March 31, 1997, the Company had no contingent liability under it's letter of credit agreements.

REVENUE AND EXPENSE RECOGNITION
The Company recognizes revenue from sales of license agreements, net of an allowance for uncollectable amounts, when substantially all significant services to be provided by the Company have been performed. Expenses are recognized in the period in which they are incurred.

INTANGIBLE ASSETS
Intangible assets are comprised of various costs incurred by the Company as part of start up phase of operations. The Company began amortizing these costs over a five year period as of January 1, 1997, using the straight-line method. As of March 31, 1997, $27,228 in amortization expense of organizational costs has been charged to operations.

USE OF ESTIMATES
In preparing the Company's financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES
No provision has been made at March 31, 1997 for federal or state income taxes.

                             SECURFONE AMERICA, INC.
                        (A Development Stage Corporation)
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1997


NOTE 2 - NOTE RECEIVABLE

The note receivable is a 7%, ten month, note from the Company's parent company. The note is secured by publicly traded securities held by an affiliated corporation owned by a principal shareholder of the parent company.

NOTE 3 - ROYALTIES RECEIVABLE

Royalties receivable at March 31, 1997 represents the portion of total revenue from initial license sales attributable to services required to be provided by the Company that have not yet been performed. These revenues will be recognized on a pro-rata basis as these services are provided to the licensor.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at March 31, 1997 is comprised of the following:

     Office equipment                        $   5,663
     Computer software                          81,763
     Computer hardware                         159,649
                                             ---------
                                               247,075
     Accumulated depreciation                   (8,582)
                                             ---------
                                             $ 238,493
                                             ---------
                                             ---------


NOTE 5 - CAPITAL LEASE

In March, 1997, the Company entered into a sale-leaseback arrangement which is being accounted for as a capital lease. Under the agreement, the Company sold certain equipment and leased it back for a period of 48 months, at which time the Company will repurchase the equipment from the lessor.

                             SECURFONE AMERICA, INC.
                        (A Development Stage Corporation)
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1997

Minimum future lease payments under non-cancelable capital leases for the next five years are as follows:

               1997                           $ 35,586
               1998                             47,449
               1999                             47,449
               2000                             29,165
               2001 and thereafter                 -
                                             ---------
                 Total minimum future
                   lease payments            $ 159,649
                                             ---------
                                             ---------


NOTE 6 - COMMON STOCK

On March 5, 1997, the Company authorized an additional 4,700,000 share of common stock, bringing the total shares authorized for issuance to 5,000,000 shares. All shares of stock are the same class.

On March 6, 1997 the shareholders approved a stock split of 1,333.33 to 1 shares, increasing the 3,000 shares issued, and outstanding to 4,000,000 shares with a par value of .01 per share. The amount of $39,770 was transferred from the paid-in-capital account to common stock account to record the split. All per share amounts have been restated to reflect this stock split.

On March 6, 1997, the Company also sold an additional 120,000 shares of stock at $1.00 per share, bringing the total number of shares issued and outstanding as of March 31, 1997 to 4,120,000.

NOTE 7 - LOSS ON ABANDONMENT

In August, 1996, the Company entered into a licensing agreement with Securfone New York, Inc. (SFNY). As part of the agreement, The Company forwarded monies to SFNY to cover various start up costs. After four months SFNY fell into default under the terms of the licensing agreement and ceased operations. The monies paid by the Company to SFNY were written off as a one-time charge to income of $48,980.

                             SECURFONE AMERICA, INC.
                        (A Development Stage Corporation)
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1997

NOTE 8 - SUBSEQUENT EVENTS

On February 17, 1997 the Company entered into a reverse merger agreement with Materials Technologies, Inc. in which the Company's parent company, Montpelier Holdings Inc. will take control of Materials Technologies, Inc. As of March 31, 1997, the reverse merger had not been fully completed, however, the Company anticipates all parties will fulfill their obligations under the agreement.